UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 23, 2026

Paycom Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-36393 (Commission File Number)	80-0957485 (IRS Employer Identification No.)
7501 W. Memorial Road, Oklahoma City, Oklahoma (Address of principal executive offices)		73142 (Zip Code)

Registrant’s telephone number, including area code: (405) 722-6900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PAYC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 23, 2026, Paycom Software, Inc., a Delaware corporation (the “Company”), entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) along with its wholly owned subsidiary, Paycom Payroll, LLC (the “Borrower”), certain other subsidiaries of the Company as guarantors of the obligations under the loan documents related to the Amended and Restated Credit Agreement (the “Guarantors,” and collectively with the Company and the Borrower, the “Loan Parties”), JPMorgan Chase Bank, N.A., as a lender, swingline lender and issuing bank, the lenders from time to time party thereto (collectively with JPMorgan Chase Bank, N.A., the “Lenders”), and JPMorgan Chase Bank, N.A., as the administrative agent. The Amended and Restated Credit Agreement amended and restated the Credit Agreement, dated July 29, 2022, by and among the Loan Parties, certain Lenders and JPMorgan Chase Bank, N.A., as the administrative agent (as amended from time to time, the “Prior Credit Agreement”).

The Amended and Restated Credit Agreement provides for a senior secured revolving credit facility in the aggregate principal amount of up to $2.125 billion (the “Revolving Credit Facility”). The Amended and Restated Credit Agreement also provides the Borrower the ability to request an incremental facility of up to an additional $750.0 million, subject to obtaining additional lender commitments and certain approvals and satisfying other conditions. All loans under the Amended and Restated Credit Agreement will mature on April 23, 2031. Consistent with the Prior Credit Agreement, the obligations of the Loan Parties under the Amended and Restated Credit Agreement are secured by a senior security interest in all personal property of the Loan Parties.

Borrowings under the Amended and Restated Credit Agreement bear interest at a rate per annum equal to (a) the Alternate Base Rate (“ABR”) plus an applicable margin (“ABR Loans”) or (b) (i) the term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin (the “Term SOFR Rate”) or (ii) in the event that the Term SOFR Rate is unavailable, the daily SOFR, plus an applicable margin (“SOFR Rate Loans”). ABR is calculated as the highest of (a) the rate of interest last quoted by The Wall Street Journal in the United States as the prime rate in effect, (b) the federal funds rate plus 0.5% and (c) the Term SOFR Rate for a one-month interest period plus 1.00%; provided that, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%. The applicable margin for ABR Loans is (a) 0.25% if the Company’s Consolidated Leverage Ratio (as defined in the Amended and Restated Credit Agreement) is less than 1.0 to 1.0; (b) 0.50% if the Consolidated Leverage Ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (c) 0.75% if the Consolidated Leverage Ratio is greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0; or (d) 1.00% if the Consolidated Leverage Ratio is greater than or equal to 3.0 to 1.0. The applicable margin for SOFR Rate Loans is (a) 1.25% if the Consolidated Leverage Ratio is less than 1.0 to 1.0; (b) 1.50% if the Consolidated Leverage Ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (c) 1.75% if the Consolidated Leverage Ratio is greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0; or (d) 2.00% if the Consolidated Leverage Ratio is greater than or equal to 3.0 to 1.0.

The Borrower is required to pay a quarterly commitment fee on the daily amount of the undrawn portion of the revolving commitments under the Revolving Credit Facility based on the applicable rate per annum of (i) 0.20% if the Consolidated Leverage Ratio is less than 1.0 to 1.0; (ii) 0.225% if the Consolidated Leverage Ratio is greater than or equal to 1.0 to 1.0 but less than 2.0 to 1.0; (iii) 0.25% if the Consolidated Leverage Ratio is greater than or equal to 2.0 to 1.0 but less than 3.0 to 1.0; or (iv) 0.275% if the Consolidated Leverage Ratio is greater than or equal to 3.0 to 1.0.

The proceeds of the loans and letters of credit under the Amended and Restated Credit Agreement are to be used for ongoing working capital and general corporate purposes, including permitted acquisitions and share repurchases. As of April 23, 2026, the principal amount outstanding under the Revolving Credit Facility was approximately $675 million.

The Amended and Restated Credit Agreement contains customary affirmative and negative covenants that, except as described below, are consistent with the covenants in the Prior Credit Agreement. Under the Amended and Restated Credit Agreement, the Loan Parties are required to maintain, as of the end of each fiscal quarter, a Consolidated Interest Coverage Ratio (as defined in the Amended and Restated Credit Agreement) of not less than 3.00 to 1.00 and a Consolidated Leverage Ratio of not greater than 3.50 to 1.00. The Amended and Restated Credit Agreement permits the Loan Parties to incur additional pari passu or junior indebtedness so long as (a) after giving pro forma effect to the incurrence of all such indebtedness, the Consolidated Leverage Ratio determined on a pro forma basis, as of the end of each fiscal quarter, does not exceed (i) 3.00 to 1.00, if the additional indebtedness is secured, and (ii) 3.50 to 1.00, if the additional indebtedness is unsecured, and (b) certain other customary terms are met prior to or simultaneously with the incurrence of such indebtedness (any such indebtedness, “Ratio Debt”). Furthermore, the Amended and Restated Credit Agreement provides that if at any time any Ratio Debt contains one or more financial maintenance covenants that are more restrictive than the financial maintenance covenants then applicable to the Revolving Credit Facility and the credit facility established pursuant to the Amended and Restated Credit Agreement consisting of the term loan commitments and term loans, then, after the incurrence of such indebtedness, the covenants related to the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio will be deemed amended so that the Lenders will receive the benefit of such additional or more restrictive financial maintenance covenant. As compared to the Prior Credit Agreement, the Amended and Restated Credit Agreement reflects amendments to certain other negative covenants, including those limiting the ability of the Loan Parties to grant liens, incur debt, make investments, dispose of assets, pay dividends or distributions on their capital stock and enter into transactions with affiliates, in each case subject to customary exceptions.

Consistent with the Prior Credit Agreement, the events of default under the Amended and Restated Credit Agreement include, among others, payment defaults, breaches of covenants, defaults under the related loan documents, material misrepresentations, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, judgment defaults, certain events related to plans subject to the Employee Retirement Income Security Act of 1974, as amended, invalidity of the Amended and Restated Credit Agreement or the related loan documents and change in control events. The occurrence of an event of default could result in the acceleration of the Borrower’s obligations under the Amended and Restated Credit Agreement, the requirement to post cash collateral with respect to letters of credit, the termination of the Lenders’ commitments, and, if declared by the administrative agent or the Required Lenders (as defined in the Amended and Restated Credit Agreement) at their option and upon notice to the Borrower, a 2.0% increase in the otherwise applicable rate of interest.

The Lenders and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage, and other financial and non-financial activities and services. Certain of these financial institutions and their respective affiliates have provided, and may in the future provide, certain of these services to the Company and its subsidiaries and to persons and entities with relationships with the Company and its subsidiaries, for which they received or will receive customary fees and expenses.

The foregoing description of the Amended and Restated Credit Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 with respect to the Amended and Restated Credit Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
10.1#

Amended and Restated Credit Agreement, dated April 23, 2026, by and among Paycom Software, Inc., Paycom Payroll, LLC, certain other subsidiaries of Paycom Software, Inc. as guarantors, JPMorgan Chase Bank, N.A., as a lender, swingline lender and issuing bank, the other lenders party thereto, and JPMorgan Chase Bank, N.A., as the administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYCOM SOFTWARE, INC.

Date:	April 23, 2026	By:	/s/ Robert D. Foster
Robert D. Foster
Chief Financial Officer